Exhibit 10.18

TRANSITION AND CONSULTING AGREEMENT

This Transition and Consulting Agreement (“Agreement”) is made and entered into between Planet Fitness, Inc., Planet Fitness Holdings, LLC and its parents, subsidiaries and affiliates (collectively, “the Company” or “Planet Fitness”) and Richard Moore (“Employee” or “you”) concerning the terms of your separation from the Company.

RECITALS

WHEREAS, Employee was employed by the Company as the Chief Administrative Officer and General Counsel; and

WHEREAS, the Company and Employee desire, and have determined that it is in their mutual best interest, to cease their employment relationship effective as of close of business on November 30, 2017 (“Separation Date”); and

WHEREAS, the Company has agreed to provide certain separation benefits to Employee in exchange for Employee’s tender of his resignation and execution and delivery of a general release of claims as set forth in this Agreement and as previously agreed to in Company’s and Employee’s July 2, 2015 Employment Agreement (“Employment Agreement”) and April 30, 2013 Class M Unit Award Agreement (“Award Agreement”), both of which are incorporated herein by reference; and

WHEREAS, the Company and Employee intend to execute or have executed this Agreement, along with the Employment Agreement and Award Agreement, and agree that in the instance of a conflict, the most restrictive covenants as to Employee will control;

WHEREAS, Employee has accepted the Company’s offer of separation benefits as set forth in this Agreement and has agreed to tender his resignation and to execute and deliver a general release of claims to the Company, as well as to work in a transitional and consulting capacity.

NOW, THEREFORE, in consideration of the mutual promises and undertakings previously agreed upon in the Employment Agreement and Award Agreement and as set forth herein, the Parties agree as follows:

1.Separation Date and Consideration.  Your employment with the Company will terminate effective November 30, 2017, the Separation Date.  In the event that you choose not to accept this offer, the Company reserves the right to terminate your employment prior to the Separation Date and will not be obligated to make any payments or provide any other benefits to you.  As of the last day of your employment, all salary payments will cease and any benefits you had under Company-provided benefit plans, programs or practices will be terminated, except as required by the Employment Agreement, Award Agreement, and federal or state law and/or as provided in Paragraph 3, below.  Specifically, and pursuant to the Employment Agreement, the Company will provide you:

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1.1Your “Base Salary” ($315,000/year) for the final payroll period of your employment, through your Separation Date;

1.2Compensation at the rate of your Base Salary for any vacation time earned but not used as of the Separation Date;

1.3Any annual bonus awarded but not yet paid for the bonus year preceding the year in which your Separation Date occurs; and

1.4Reimbursement for business expenses incurred by you but not yet paid to you as of the Separation Date, provided you submit all expenses and supporting documentation required within thirty (30) days of the Separation Date, and provided further that such expenses are reimbursable under Company policies.

As further consideration for this Agreement, the Company and Employee agree as follows:

1.5The Company will pay Employee his Base Salary for the payroll periods extending through and including December 31, 2017;

1.6The Company will modify the stock option agreement granted to Employee dated May 4, 2017 pursuant to the Planet Fitness, Inc. 2015 Omnibus Incentive Plan (the “Grant”) such that the Grant will continue to vest pursuant to Sect. 3(a) thereof (and notwithstanding Sect. 3(c) thereof) as if Employee continued employment with the Company through December 31, 2019 (the “Special Vesting Modification”); and

1.7Any annual cash bonus awarded but not yet paid for the bonus year 2017.

2.Insurance.  Except as expressly provided in Paragraph 3, below, your participation in all employee benefit plans of the Company will end as of the Separation Date, in accordance with the terms of those plans.  If you are currently covered by the Company’s group health insurance plans, you will be eligible to elect to continue your group medical and dental coverage at your own expense for a period of up to 18 months subject to the terms of the Consolidated Omnibus Budget Reconciliation Act (“COBRA”).  You may elect COBRA coverage for as long as you are eligible to do so.  If you have participated in the Health Care Flexible Spending Account program, you will have until the end of the current year to submit for reimbursement any qualifying expenses incurred prior to the Separation Date.  However, you will not continue to earn vacation or other similar benefits after the Separation Date.

3.Consulting Arrangement.  From December 1, 2017 through December 31, 2018, the Company will retain your services as a consultant to assist with the transition of your position (“Consulting Arrangement”).  The terms of the Consulting Arrangement are as follows:

3.1You shall provide to the Company the services set forth in this Section 3.1 (the “Services”):

3.1.1From December 1, 2017 through December 31, 2018, you will not be required to travel to Planet Fitness Headquarters more than three times per week, but you agree

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to be available by phone and email as needed on a reasonable basis, and to provide support to the Legal Department and Executive Team as requested.  You will respond to all requests for assistance in a timely manner.  During this time, you will be available for weekly calls.  You further agree to perform the Services to the best of your ability.

3.1.2The Company shall not control the manner or means by which you perform the Services, but the Company shall remain responsible for all final decisions pertaining to Company matters.

3.2The Company shall pay you a fixed amount of $26,250.00 per month (the “Consulting Fee”) to compensate you for providing the Services.  As further consideration for the Services, if Employee timely elects continued coverage under COBRA, the Company shall provide Employee with an amount equal to the Employee’s COBRA premiums necessary to continue Employee’s coverage (including coverage for eligible dependents, if applicable) under COBRA (“COBRA Coverage Payment”).  While enrolled in COBRA, Employee shall have the same rights to add newly-acquired dependents to the Company’s group health plan as similarly situated employees.  Employee agrees to notify the Company if he becomes eligible for other group health insurance coverage from another source, and should that occur, the Company will no longer be obligated to provide COBRA Coverage Payments to the Employee or COBRA Coverage to the Employee and the Employee’s dependents and spouse who also obtain other group health insurance coverage from another source.  The Consulting Fee and COBRA Coverage Payment will be paid via the Company’s regular payroll cycle, which is currently bi-weekly.

3.3You will be an independent contractor of the Company, and this Agreement shall not be construed to create any association, partnership, joint venture, employee, or agency relationship between you and the Company for any purpose during the Consulting Arrangement.  You will have no authority (and shall not hold yourself out as having authority) to bind the Company and you shall not make any agreements or representations on the Company's behalf without the Company's prior written consent.  You acknowledge that you will receive an IRS Form 1099-MISC from the Company for the duration of the Consulting Arrangement.

3.4Without limiting Section 3.3, you will not be eligible to participate in any vacation, group medical or life insurance, disability, profit sharing or retirement benefits, or any other fringe benefits or benefit plans offered by the Company to its employees, and the Company will not be responsible for withholding or paying any income, payroll, Social Security, or other federal, state, or local taxes, making any insurance contributions, including for unemployment or disability, or obtaining worker's compensation insurance on your behalf.  You shall be responsible for, and shall indemnify the Company against, all such taxes or contributions, including penalties and interest.  Any persons employed or engaged by you in connection with the performance of the Services shall be your employees or contractors and you shall be fully responsible for them and indemnify the Company against any claims made by or on behalf of any such employee or contractor.

3.5Upon prior written approval from the Company’s General Counsel, you are free to accept engagements from others during the Consulting Arrangement, so long as those engagements do not prevent you from performing the Services or otherwise violate any obligations

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under this Agreement, the Employment Agreement, or the Award Agreement, including the non-competition and non-solicitation provisions.

3.6You are solely responsible for any travel or other costs or expenses incurred by you in connection with the performance of the Services, and in no event shall the Company reimburse you for any such costs or expenses unless the Company requires that you travel outside of New England and you have obtained preapproval for the costs and expenses.

3.7The Restricted Activities and Restrictive Covenants contained in Paragraph 3 of the Employment Agreement and Attachment C to the Award Agreement pertaining to Confidential Information, Documents, Intellectual Property, Restricted Activities (including the non-competition and non-solicitation restrictions) shall remain in full force and effect during the term of the Consulting Arrangement and shall survive the Consulting Arrangement pursuant to the terms of the Employment Agreement and the Award Agreement.  Employee specifically agrees and acknowledges that in the event of a conflict between the Employment Agreement and Award Agreement, the most restrictive covenant as to Employee controls, and specifically, that Employee is subject to a two year non-competition restriction as outlined in the Employment Agreement.

3.8Termination.

3.8.1You may terminate the Consulting Arrangement upon fourteen (14) days’ written notice to Company.  The Company may terminate the Consulting Arrangement for Cause upon fourteen (14) days’ written notice to you.  “Cause” is determined by the Company at the its sole discretion and includes, but is not limited to (a) conduct by you that is detrimental to the Company or Brand (including, without limitation: a determination by the Company that the Consulting Arrangement and/or any action or omission by you may result in a material detriment to the value or image of the “Planet Fitness” brand or an individual Planet Fitness store; your violation of the Code of Conduct of the Company or its subsidiaries); (b) activities that represent a conflict of interest as to, or competition with, the Company (including, without limitation: your acceptance of work (whether as an employee, consultant or otherwise) that lessens the value or availability of your furnishing of the Services; your violation of any statutory or common law duty of loyalty to the Company or its subsidiaries); (c) failure to adequately and competently perform the Services (including, without limitation: your failure to provide the Services to the best of your ability; any dishonesty, theft, fraud, incompetence, or other misconduct; causing disruption to the Company’s work or workplace); and (d) any other breach of this Agreement, the Employment Agreement, or the Award Agreement that is not covered by Paragraph 3.8.3.  In the event of termination by you pursuant to this clause, the Company shall pay you on a pro-rata basis any Consulting Fees then due and payable for any Services completed up to and including the date of such termination and will cease providing COBRA Coverage Payments two weeks after such termination.  The remaining COBRA Coverage Payment will be paid no later than the Company’s next regularly scheduled payroll cycle.  The Special Vesting Modification shall end upon the date of such termination.

3.8.2The Consulting Arrangement, to include payment of Consulting Fees and COBRA Coverage, and the Special Vesting Modification, may be immediately terminated by the Company, at the Company’s sole discretion, by written notice to you if you

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become a Company franchisee or if you enter into any relationship with a Company franchisee or vendor (including, without limitation, that of employee, independent contractor, or consultant).  In the event of termination by you pursuant to this clause, the Consulting Fees, COBRA Coverage Payment, and Special Vesting Modification will be handled as outlined in Paragraph 3.8.1.

3.8.3You or the Company may terminate this Agreement, effective immediately upon written notice to the other party to this Agreement, if the other party materially breaches this Agreement, and such breach is incapable of cure, or with respect to a material breach capable of cure, the other party does not cure such breach within ten (10) days after receipt of written notice of such breach.

3.8.4Upon expiration or termination of the Consulting Arrangement for any reason, or at any other time upon the Company’s written request, you shall within five (5) days after such expiration or termination:

(a)deliver to the Company all deliverables (whether complete or incomplete) and all hardware, software, tools, equipment, or other materials provided for your use by the Company;

(b)deliver to the Company all tangible documents and materials (and any copies) containing, reflecting, incorporating, or based on the Confidential Information (defined in Attachment C to the Award Agreement);

(c)permanently erase all of the Confidential Information from your computer systems; and

(d)certify in writing to the Company that you have complied with the requirements of this clause.

3.9Property, Expenses. You warrant that: (i) by the close of business on December 30, 2017, you will have submitted all legitimate requests for reimbursement of business expenses, and (ii) by the close of business on December 31, 2018, you will return all Company property and data that has been in your possession or control including but not limited to the Company credit card, Company issued equipment (including, but not limited, to, the laptop, iPad, and printer), computer recorded information, tangible property, entry cards, keys and cell phone, and that if you have used any non-Company computer, server, or e-mail system to receive, store, review, prepare or transmit any Company confidential or proprietary data, materials or information, you agree to provide the Company with a computer-useable copy of such information and then permanently delete and expunge such Company confidential or proprietary information from those systems and you will provide the Company with access to such systems as requested to verify that the necessary copying and/or deletion is completed. The Company will reimburse you in accordance with Company policies.

4.Releases.  In accordance with paragraph 2(a)(iii) of the Award Agreement, you hereby agree to the following Release:

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4.1To the fullest extent permitted by law, you, on behalf of yourself and your successors-in-interest, heirs, executors, agents, trustees, affiliates, servants, representatives, transferees, successors and assigns, hereby release and forever discharge the Company, its parents, subsidiaries and affiliates and all of their respective past, present and/or future predecessors, successors, agents, officers, directors, employees, parent companies, shareholders, employee benefit plans, administrators, trustees, attorneys and representatives, and all others connected with any of them, both individually and in their official capacities (“Releasees”), from and against any and all claims, demands, obligations, liabilities, costs, expenses, fees (including without limitation attorneys' fees), actions, causes of action, rights, promises, judgments, losses, liens and damages of every kind, combination or description, in law or at equity, which you have against the Releasees or have ever had, whether known or unknown, anticipated or unanticipated, liquidated or unliquidated, fixed, conditional or contingent, concerning, relating to, or arising out of any alleged acts or omissions by any of the Releasees from the beginning of time to the date on which you execute this Agreement, including, without limitation, all claims arising under any act, statute, constitution, regulation, executive order, ordinance, or the common law. Without limiting the generality of the foregoing, the claims released by you hereunder include, but are not limited to claims under any employment laws, including, but not limited to, claims of unlawful discharge, retaliation, breach of contract, breach of the covenant of good faith and fair dealing, fraud, violation of public policy, defamation, physical injury, emotional distress, claims for additional compensation or benefits arising out of your employment or your separation of employment, claims under Title VII of the Civil Rights Act of 1964, as amended, the Family and Medical Leave Act, the Employee Retirement Income Security Act, the New Hampshire Law Against Discrimination and any other federal, state or local laws and/or regulations relating to employment, leaves of absence from employment, or employment discrimination, including, without limitation, claims based on age or under the Age Discrimination in Employment Act of 1967 (“ADEA”) or Older Workers Benefit Protection Act, and/or claims based on disability or under the Americans with Disabilities Act. This release also includes claims arising under the Sarbanes-Oxley Act of 2002, 18 U.S.C. §1514; Sections 748(h)(i), 922(h)(i), and 1057 of the Dodd-Frank Wall Street and Consumer Protection Act (the “Dodd Frank Act”), 7 U.S.C. §26(h), 15 U.S.C. §78u-6(h)(i) and 12 U.S.C. §5567(a), but this Agreement does not release any right you may have to receive a monetary award from the Securities and Exchange Commission (the “SEC”) as an SEC Whistleblower, pursuant to the bounty provision under Section 922(a)-(g) of the Dodd Frank Act, 7 U.S.C. Sec. 26(a)-(g), or directly from any other federal or state agency pursuant to a similar program. You recognize and agree that this is a general release, waiving and releasing claims to the fullest extent permitted under the law. You also knowingly and intentionally waive any rights to any additional recovery that might be sought on your behalf against the Releasees by any other person, entity, local, state or federal government or agency thereof, including specifically and without limitation, the state and federal Departments of Labor. The parties intend that the claims released herein be construed as broadly as possible.

4.2You and the Company do not intend to release claims that you may not release as a matter of law.

4.3Notwithstanding the foregoing, nothing in this Agreement prohibits you from reporting possible violations of federal law or regulation to any governmental agency or entity including but not limited to the Department of Justice, the Securities and Exchange Commission,

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Congress, and any Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation.  You do not need the prior authorization of the Company to make any such reports or disclosures and you are not required to notify the Company that you have made such reports or disclosures.

4.4Nothing in this Agreement shall be construed to prohibit you from filing a charge or complaint with a government agency such as but not limited to the Equal Employment Opportunity Commission, the National Labor Relations Board, the Department of Labor, or other applicable state or local agency or from participating in any way with any investigation or proceeding conducted by any such agency.  However, you understand and agree that, by entering into this Agreement, you are releasing your right to recover monetary damages or other individual relief in any charge, complaint or lawsuit filed by you or by anyone else on your behalf.

4.5You acknowledge that in accordance with paragraph 2(a)(iii) of your Award Agreement, your retention of the vested portion of the Class M Units awarded to you pursuant to the Award Agreement is contingent on you signing this Agreement.

5.Employee’s Representations.  You understand and agree that any and all of your obligations to the Company regarding confidentiality, non-solicitation, non-disparagement, and non-competition to which you previously agreed continue following the Separation Date and are not impacted by this Agreement, and the instance of a conflict between this Agreement, the Employment Agreement and the Award Agreement, the more restrictive covenant applies.  Specifically, you hereby represent and warrant to the Company, with full knowledge that the Company intends to rely on these representations, the following:

5.1Confidential Information. As an employee of and attorney for the Company, you had access to and may be in possession of non-public information about the Company, its affiliates and parent, and the Company’s business plans, products, employees and strategies.  Subject to Section 5.6 below, you shall not disclose such confidential information directly or indirectly to any person or entity outside of the Company.  Additionally, you will continue to abide by the terms of any agreement regarding confidentiality or non-competition you signed previously with the Company, including the Employment Agreement and Award Agreement.

5.2Non-solicitation of Employees.  Pursuant to the Employment Agreement and Award Agreement, you agree that you are subject to a non-solicitation agreement between you and the Company, and those provisions remain in full force and effect.

5.3Non-compete. Pursuant to the Employment Agreement, you agree that you are subject to a two (2) year non-competition agreement between you and the Company, which remains in full force and effect.

5.4Non-disparagement. Subject to Section 5.6 below, you agree that you shall not, directly or indirectly, by any manner or means, in public or in private, disparage orally or in writing the Releasees, or the Company or its affiliates’ business, management, products or services, and that you will not otherwise do or say anything that could disrupt the good morale of employees of the Company or any of its affiliates or harm the interests or reputation of the Company or any of its affiliates.  Similarly, the Company’s Section 16 Officers and Board of Directors agree that they

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will not, directly or indirectly, by any manner or means, in private or in public, disparage you orally or in writing, or otherwise do or say anything that could harm your interests or reputation, and the Company will notify its Section 16 Officers and Board of Directors of this obligation.  Nothing in this paragraph shall prohibit either Company representatives or Employee from providing truthful information in response to a legal proceeding or media report or inquiry.

5.5You acknowledge that from and after the Separation Date, you shall have no authority to represent yourself as an employee or agent of the Company, and you agree not to represent yourself thereafter as an employee or agent of the Company.

5.6Nothing in this Agreement limits, restricts or in any other way affects your communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency, concerning matters relevant to the governmental agency or entity.  In addition, an action that would otherwise count as trade secret misappropriation will be immunized if the disclosure (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

5.7Cooperation with Litigation.  During and for two years following the termination of Employee’s Consulting Arrangement (regardless of the reason for Employee’s termination), Employee agrees to cooperate with the Company and make himself readily available to the Company, the Company’s Legal Department, and the Company’s outside counsel, or any of its advisers, as the Company may reasonably request, to assist it in any matter regarding the Company and its parent, affiliates and franchisees, including giving truthful testimony in any litigation, potential litigation or any internal investigation or administrative, regulatory, judicial or quasi-judicial proceedings involving the Company over which Employee has knowledge, experience or information.  Employee acknowledges that this could involve, but is not limited to, responding to or defending any regulatory or legal process, providing information in relation to any such process, preparing witness statements, and preparing for and giving evidence in person on behalf of the Company.  This responsibility and agreement is considered a critical component of the Services.  Further, upon expiration of the Consulting Arrangement, Employee agrees to continue his Cooperation with Litigation, and for the two years following expiration of the Consulting Arrangement, the Company shall reimburse Employee a reasonable hourly rate for his time (not to exceed $150/hour) and any reasonable expenses incurred by Employee as a consequence of complying with obligations under this clause, provided that such expenses are approved in advance by the Company.

6.No Admission of Liability.  This Agreement is not and shall not be construed or contended by you to be an admission or evidence of any wrongdoing or liability on the part of Releasees, their representatives, heirs, executors, attorneys, agents, partners, officers, shareholders, directors, employees, subsidiaries, parents, affiliates, divisions, successors or assigns.  This Agreement shall be afforded the maximum protection allowable under any state or federal provisions regarding such admissibility.

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7.Limited Indemnification.  The Company agrees that if Employee is made a party or is threatened to be made a party, or is required to appear as a witness to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he is or was a director or officer of the Company, if such action is alleged in the Employee’s official capacity as a director, officer, employee or agent while serving as a director, officer, employee or agent, he shall be indemnified and held harmless by the Company to the fullest extent authorized by law and the Company’s bylaws, as the same exists or may hereafter be amended, against all costs and expenses incurred or suffered by Employee in connection therewith (unless Employee engaged in actions or omissions that constitute gross negligence, willful misconduct, misfeasance, malfeasance, or illegal conduct in which case indemnification will be unavailable and void).  Such indemnification (and the stated limitations on same) shall continue as to Employee even if Employee has ceased to be an officer, director or agent, or is no longer employed by the Company.  Employee agrees to fully cooperate with the Company should any Proceeding commence.

8.Waiver and Invalidity. The failure of any party to enforce at any time any of the provisions of this Agreement shall in no way be construed as a waiver of any such provision, nor in any way affect the validity of this Agreement or any part thereof or the right of any party thereafter to enforce each and every such provision.  No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.  The parties agree that the provisions of this Agreement shall be deemed severable and that the invalidity or unenforceability of any portion or any provision shall not affect the validity or enforceability of the other portions or provisions.  Such provisions shall be appropriately limited and given effect to the extent that they may be enforceable.

9.Remedies for Breach by Employee.  You understand and agree that the Company’s obligation to perform under this Agreement is conditioned upon your covenant and promise to the Company as set forth in this Agreement, the Employment Agreement, and the Award Agreement.  In the event you breach any such covenants and promises, or cause any such covenants or promises to be breached, you acknowledge and agree that the Company may suspend performance under this Agreement and/or seek all legal remedies including injunctive relief to enforce the provisions of this Agreement.  Should the Company prevail in any litigation associated with your breach of this Agreement, your Employment Agreement, or your Award Agreement, the Company will be entitled to reimbursement of its attorneys’ fees and costs incurred in pursuing/defending same.

10.Governing Law. This Agreement shall be governed by and construed in accordance with the laws of New Hampshire without regard to its conflict of laws principles.

11.Successors, Assigns, and Representatives. This Agreement shall inure to and be binding upon the parties hereto, their respective heirs, legal representatives, successors, and assigns.

12.Entire Agreement. This Agreement constitutes the entire agreement between you and Releasees with respect to the subject matter hereof and, unless specifically noted in Section 6 of this Agreement, supersedes all prior negotiations and agreements, whether written or oral, relating to such subject matter. You acknowledge that neither Releasees nor their agents or attorneys have made

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any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this Agreement for the purpose of inducing you to execute the Agreement, and you acknowledge that you have voluntarily executed this Agreement in reliance only upon such promises, representations and warranties as are contained herein.  This Agreement may only be modified in a writing signed by the parties.

13.Review of Separation Agreement/Knowing and Voluntary Execution.  Employee acknowledges and agrees that:

(a)the only consideration for his execution of this Agreement is that which is stated herein, and there are no promises or agreement of any other kind which have caused him to execute this Agreement;

(b)he has not relied on statements or representations by the Released Parties, their agents or representatives, concerning the matters addressed in this Agreement;

(c)he has carefully read and fully understands the provisions, meaning and intent of this Agreement, including but not limited to its release and waiver of claims and its final and binding effect;

(d)he has been given 21 days within which to consider this Agreement, he may sign this Agreement in less than 21 days but it not required by the Company to do so, and understands that if the Agreement is not executed within those 21 days, it will be void;

(e)if there have been any changes to a prior version of this Agreement (material or immaterial), the 21-day consideration period will not be reset;

(f)he has been advised in writing to consult with an attorney prior to executing this Agreement; and

(g)he knowingly and voluntarily enters into this Agreement.

14.Revocation Period and Effective Date.  For seven (7) days following his execution of this Agreement (the “Revocation Period”), Employee may revoke the Agreement and the Agreement shall not become effective or enforceable until the Revocation Period has expired.  This Agreement shall not become effective until the 8th day after signature by Employee (“Effective Date”).

15.Waiver of Jury Trial.  The Company and Employee hereby waive their rights to a jury trial of any claim or cause of action based upon or rising out of this Agreement.  This waiver is irrevocable, meaning that it may not be modified either orally or in writing, and the waiver shall apply to any subsequent amendments, renewals, supplements or modifications to this agreement.  In the event of litigation, this Agreement may be filed as a written consent to a trial by the Court.

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If you agree to the terms of this Agreement, please sign below and return it to Justin Vartanian, 4 Liberty Lane West, Hampton, NH 03842.

Sincerely,

Planet Fitness, Inc.

By: /s/ Christopher J. Rondeau

Christopher J. Rondeau

Chief Executive Officer

By signing this Agreement, I represent and warrant that I agree to all provisions contained in this Agreement and hereby execute it voluntarily and with full understanding of its terms.

Signed: /s/ Richard MooreDate: 11/30/17

Richard Moore

WSACTIVELLP:9483770.1

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